Exhibit 10.4

Agreement No. 99-0247A

AMENDMENT TO LICENSE AGREEMENT

This Amendment is made effective as of the 24th day of April, 2000, by and between Wisconsin Alumni Research Foundation (“WARF”), a nonstock, nonprofit Wisconsin corporation, and NimbleGen System LLC (“NimbleGen”), a corporation organized and existing under the laws of Wisconsin.

WITNESSETH

WHEREAS, WARF and NimbleGen entered into a license agreement effective September 27, 1999 (the “Agreement”); and

WHEREAS, WARF and NimbleGen would each like to amend the Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below and in the Agreement, the parties covenant and agree as follows:

1.	Section 2 is amended to add a Section 2C as follows:

C.	Improvements.

(i) WARF shall notify NimbleGen of any invention that is assigned to WARF after the date of this Agreement to the extent such invention is an “Improvement” and is reduced to practice by Professors Michael Sussman or Francesco Cerrina, alone or in conjunction with others, by sending NimbleGen a copy of either a written disclosure of the invention prepared by WARF or the inventor or the U.S. Patent Application (without claims) claiming such invention. “Improvement” shall mean any modification of an invention described in Licensed Patents. NimbleGen shall keep all such disclosures and applications confidential using reasonable procedures at least as stringent as NimbleGen uses to protect the confidentiality of its own similar information. WARF shall not be obligated to grant any rights to NimbleGen concerning any inventions, disclosures or applications provided to NimbleGen pursuant to this Section 2C(i) except as provided in Section 2C(ii).

(ii) NimbleGen shall have an option to obtain a license, limited to the Licensed Territory and the Licensed Field, under any patents or patent applications disclosed to NimbleGen pursuant to Section 2C(i). NimbleGen must exercise such option within sixty (60) days after receiving a copy of the applicable written disclosure or U.S. Patent Application (without claims) by notifying WARF that it is exercising its option and by paying WARF a reasonable license fee to be negotiated in good faith for the new patents or patent applications.

(iii) If NimbleGen fails to either notify WARF or pay the applicable license fee to WARF wihtin the sixty-day option period, all of NimbleGen’s rights with respect to the applicable invention and related patents and patent applications shall automatically expire. If NimbleGen exercises its option under this Section 2C, the applicable patent(s) and patent application(s) shall be added herto as Licensed Patents.

2. Appendix B is hereby amended to add the following inventions to the Licensed Patents:

REFERENCE NUMBER	COUNTY	PATENT NUMBER	ISSUE DATE	APPLICATION SERIAL NUMBER

Prepatterning Substrates on Micro Arrays (Green, Cerrina, Sussman)

P00127US	UNITED STATES

Method and Apparatus for Synthesis of Arrays of DNA Probes (Cerrina, Sussman, Blattner)

P00271US	UNITED STATES			60/075,641

3. All other terms of the Agreement shall remain the same.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment on the dates indicated below.

WISCONSIN ALUMNI RESEARCH FOUNDATION

By:	/s/ Carl E. Gulbrandsen	Date: 5/12, 2000
Carl E. Gulbrandsen, Managing Director

NIMBLEGEN SYSTEMS LLC

By:	/s/ Robert J. Palay	Date: 5/5, 2000

Name and Office: Robert J. Palay, Manager

Reviewed by WARF’s General Counsel:

/s/ Elizabeth L.R. Donley	Date: 4/20 , 2000
Elizabeth L. R. Donley, Esq.

(WARF’s attorney shall not be deemed a signatory to this Agreement.)

WARF Ref. No.: Cerrina-P98077US